Paul S. Posey

Senior Economist

November 12, 2007

Seacastle Inc.

Ladies and Gentlemen:

Reference is made to the Form S-1 registration statement (the “Registration Statement”) relating to the initial public offering of common stock of Seacastle Inc. (the “Company”) We hereby consent to the references to our name in the Registration Statement and to the use of the graphical and statistical information supplied by us set forth in the Registration Statement.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and to the reference to our firm in the section of the Registration Statement entitled “Experts.”

ASSOCIATION OF AMERICAN RAILROADS
By:	/s/ Paul S. Posey
Name:	Paul S. Posey
Title:	Economist

50 F Street, N.W. • Washington, D.C. 20001-1564
Phone (202) 639-2323 • Fax (202) 639-2499 • pposey@aar.org